AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON October 5, 2018

File No. 811-21638

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	☒
AMENDMENT No. 37

JPMORGAN INSTITUTIONAL TRUST

(Exact Name of Registrant as Specified in Charter)

270 Park Avenue

New York, New York 10017

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code 800-343-1113

Gregory S. Samuels, Esq.

JPMorgan Chase & Co.

270 Park Avenue

New York, New York 10017

(Name and Address of Agent for Service)

Copies to:

Zach Vonnegut-Gabovitch, Esq.

JPMorgan Chase & Co.

270 Park Avenue

New York, NY 10017

EXPLANATORY NOTE

This Amendment is filed by JPMorgan Institutional Trust (the “Registrant”). This Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, shares of beneficial interest in the Registrant are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), because such shares are issued solely in private placement transactions that do not involve a “public offering” within the meaning of Section 4(2) of the Securities Act. The shares have not been registered under any state securities laws in reliance upon various exemptions provided by those laws. Investments in the shares of the Registrant may be made only by “accredited investors” within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any shares of the Registrant.

Part A & B

This filing supplements the Confidential Offering Memorandum and Confidential Offering Memorandum Supplement dated June 28, 2018, as supplemented September 21, 2018, filed as Amendment No. 36 to the Registrant’s Registration Statement on Form N-1A (SEC File No. 811-21638).

JPMORGAN INSTITUTIONAL TRUST

JPMorgan Intermediate Bond Trust

JPMorgan Core Bond Trust

(each, a “Fund” and collectively, the “Funds”)

Supplement dated October 5, 2018

to the Confidential Offering Memorandum dated June 28, 2018

Use of Securities Lending. Effective immediately, the Funds may engage in securities lending. Securities lending is not a principal investment strategy of the Funds. In connection with the use of securities lending, the following will be added to the end of the footnote under the “ANNUAL FUND OPERATING EXPENSES” table in the “Risk/Return Summary — Fees and Expenses of the Fund” section for each Fund:

To the extent that the Fund engages in securities lending, affiliated money market fund fees and expenses resulting from the Fund’s investment of cash received from securities lending borrowers are not included in Total Annual Fund Operating Expenses and therefore, the above waivers do not apply to such investments.

In addition, the following paragraph is added as a new paragraph under the “More About the Funds — ADDITIONAL INFORMATION ABOUT THE FUNDS’ INVESTMENT STRATEGIES” section of the Confidential Offering Memorandum:

Securities Lending. Each Fund may engage in securities lending to increase its income. Securities lending involves the lending of securities owned by a Fund to financial institutions such as certain broker-dealers in exchange for cash collateral. The Fund may invest cash collateral in one or more money market funds advised by the adviser or its affiliates and from which the adviser or its affiliates may receive fees. During the term of the loan, the Fund is entitled to receive amounts equivalent to distributions paid on the loaned securities as well as the return on the cash collateral investments. Upon termination of the loan, the Fund is required to return the cash collateral to the borrower plus any agreed upon rebate. Cash collateral investments will be subject to market depreciation or appreciation, and a Fund will be responsible for any loss that might result from its investment of cash collateral. If the adviser determines to make securities loans, the value of the securities loaned may not exceed 33 1/3% of the value of total assets of a Fund. Loan collateral (including any investment of that collateral) is not subject to the percentage limitations regarding a Fund’s investments described elsewhere in this Confidential Offering Memorandum.

In addition, the following paragraph is added as a new paragraph under the “More About the Funds — Additional Risks for All Funds” section of the Confidential Offering Memorandum:

Securities Lending Risk. Each Fund may engage in securities lending. Securities lending involves counterparty risk, including the risk that the loaned securities may not be returned or returned in a timely manner and/or a loss of rights in the collateral if the borrower or the lending agent defaults. This risk is increased when a Fund’s loans are concentrated with a single or limited number of borrowers. In addition, each Fund bears the risk of loss in connection with its investments of the cash collateral it receives from the borrower. To the extent that the value or return of a Fund’s investments of the cash collateral declines below the amount owed to a borrower, the Fund may incur losses that exceed the amount it earned on lending the security. In situations where the adviser does not believe that it is prudent to sell the cash collateral investments in the market, a Fund may borrow money to repay the borrower the amount of cash collateral owed to the borrower upon return of the loaned securities. This will result in financial leverage, which may cause a Fund to be more volatile because financial leverage tends to exaggerate the effect of any increase or decrease in the value of the Fund’s portfolio securities.

In addition, the following disclosure replaces the first paragraph under the “Shareholder Information — TAX TREATMENT OF SHAREHOLDERS — Taxation of Distributions” section of the Confidential Offering Memorandum:

Each Fund will distribute substantially all of its net investment income (including, for this purpose, the excess of net short-term capital gains over net long-term capital losses) and net capital gains (i.e., the excess of net long-term capital gains over net short-term capital losses) on at least an annual basis. For federal income tax purposes, distributions of net investment income generally are taxable as ordinary income. Dividends of net investment income paid to a non-corporate U.S. shareholder that are properly reported as qualified dividend income generally will be taxable to such shareholder at a maximum individual federal income tax rate applicable to “qualified dividend income” is either 15% or 20%, depending on whether the individual’s income

SUP-INSTI-1018

exceeds certain threshold amounts. The amount of dividend income that may be so reported by a Fund generally will be limited to the aggregate of the eligible dividends received by each Fund. In addition, a Fund must meet certain holding period and other requirements with respect to the shares on which the Fund received the eligible dividends, and the non-corporate U.S. shareholder must meet certain holding period and other requirements with respect to the Fund. The amount of a Fund’s distributions that would otherwise qualify for this favorable tax treatment may be reduced as a result of a Fund’s securities lending activities or high portfolio turnover rate. Dividends of net investment income that are not reported as qualified dividend income and dividends of net short-term capital gain will be taxable to a U.S. shareholder as ordinary income.

In addition, to the extent that a Fund includes a paragraph in the “Taxation of Distributions” section concerning “foreign withholding or other foreign taxes,” the following shall replace the last sentence of such paragraph:

Any foreign tax withheld on payments made “in lieu of” dividends or interest with respect to loaned securities will not qualify for the pass-through of foreign tax credits to shareholders. Although in some cases a Fund (or an Underlying Fund as applicable) may be able to apply for a refund or a portion of such taxes, the ability to successfully obtain such a refund may be uncertain.

INVESTORS SHOULD RETAIN THIS SUPPLEMENT WITH THE CONFIDENTIAL OFFERING MEMORANDUM FOR FUTURE REFERENCE

JPMORGAN INSTITUTIONAL TRUST

JPMorgan Intermediate Bond Trust

JPMorgan Core Bond Trust

(each, a “Fund” and collectively, the “Funds”)

Supplement dated October 5, 2018

to the Confidential Offering Memorandum Supplement dated June 28, 2018

Effective immediately, each of the Funds may engage in securities lending. The following new disclosure replaces the “Miscellaneous Investment Strategies and Risks — Securities Lending” section of the Confidential Offering Memorandum Supplement:

Securities Lending

To generate additional income, certain Funds may lend up to 33  1/3% of such Fund’s total assets pursuant to agreements requiring that the loan be continuously secured by collateral equal to at least 100% of the market value plus accrued interest on the securities lent. The Funds use Citibank, N.A. (“Citibank”) as their securities lending agent. Pursuant to a Third Party Securities Lending Rider to the Custody Agreement between JPMorgan Chase Bank, Citibank and the Funds (the “Third Party Securities Lending Rider”) approved by the Board of Trustees, Citibank compensates JPMorgan Chase Bank for certain custodial services provided by JPMorgan Chase Bank in connection with the Funds’ use of Citibank as securities lending agent.

Pursuant to the Global Securities Lending Agency Agreement approved by the Board of Trustees between Citibank and the Trust on behalf of the applicable Funds, severally and not jointly (the “Securities Lending Agency Agreement”), collateral for loans will consist only of cash. The Funds receive payments from the borrowers equivalent to the dividends and interest that would have been earned on the securities lent. For loans secured by cash, the Funds seek to earn interest on the investment of cash collateral in investments permitted by the Securities Lending Agency Agreement. Under the Securities Lending Agency Agreement, cash collateral may be invested in IM Shares of JPMorgan Prime Money Market Fund, JPMorgan U.S. Government Money Market Fund, and Class Agency SL Shares of the JPMorgan Securities Lending Money Market Fund.

Under the Securities Lending Agency Agreement, Citibank marks to market the loaned securities on a daily basis. In the event the cash received from the borrower is less than 102% of the value of the loaned securities (105% for non-U.S. securities), Citibank requests additional cash from the borrower so as to maintain a collateralization level of at least 102% of the value of the loaned securities plus accrued interest (105% for non-U.S. securities). Loans are subject to termination by a Fund or the borrower at any time, and are therefore not considered to be illiquid investments. A Fund does not have the right to vote proxies for securities on loan over a record date for such proxies. However, if the Fund’s Adviser has notice of the proxy in advance of the record date, a Fund’s Adviser may terminate a loan in advance of the record date if the Fund’s Adviser determines the vote is considered material with respect to an investment.

Securities lending involves counterparty risk, including the risk that the loaned securities may not be returned or returned in a timely manner and/or a loss of rights in the collateral if the borrower or the lending agent defaults or fails financially. This risk is increased when a Fund’s loans are concentrated with a single or limited number of borrowers. The earnings on the collateral invested may not be sufficient to pay fees incurred in connection with the loan. Also, the principal value of the collateral invested may decline and may not be sufficient to pay back the borrower for the amount of collateral posted. There are no limits on the number of borrowers a Fund may use and a Fund may lend securities to only one or a small group of borrowers. In addition, loans may be made to affiliates of Citibank as identified. Funds participating in securities lending bear the risk of loss in connection with investments of the cash collateral received from the borrowers, which do not trigger additional collateral requirements from the borrower.

To the extent that the value or return of a Fund’s investments of the cash collateral declines below the amount owed to a borrower, the Fund may incur losses that exceed the amount it earned on lending the security. In situations where the Adviser does not believe that it is prudent to sell the cash collateral investments in the market, a Fund may borrow money to repay the borrower the amount of cash collateral owed to the borrower upon return of the loaned securities. This will result in financial leverage, which may cause the Fund to be more volatile because financial leverage tends to exaggerate the effect of any increase or decrease in the value of the Fund’s portfolio securities.

SUP-SAI-INSTI-1018

Effective immediately, the following section and disclosure, will be added after the “Custodian, Transfer Agent, Accounting Agent and Dividend Disbursing Agent” section of the Confidential Offering Memorandum Supplement:

Securities Lending Agent

To generate additional income, certain Funds may lend up to 33 1/3% of their total assets pursuant to agreements (“Borrower Agreements”) requiring that the loan be continuously secured by cash. Citibank serves as securities lending agent pursuant to the Securities Lending Agency Agreement effective October 4, 2018. The Funds did not loan their securities or employ Citibank during their most recent fiscal year. To the extent that the Funds engage in securities lending during the current fiscal year, information concerning the amounts of income and fees/compensation related to securities lending activities will be included in the SAI in the Funds’ next annual update to its registration statement.

Under the Securities Lending Agency Agreement, Citibank acting as agent for the Funds, loans securities to approved borrowers pursuant to Borrower Agreements substantially in the form approved by the Board of Trustees in exchange for collateral. During the term of the loan, the Fund receives payments from borrowers equivalent to the dividends and interest that would have been earned on securities lent while simultaneously seeking to earn income on the investment of cash collateral in accordance with investment guidelines contained in the Securities Lending Agency Agreement. The Fund retains the interest on cash collateral investments but is required to pay the borrower a rebate for the use of cash collateral. The net income earned on the securities lending (after payment of rebates and the lending agent’s fee) is included in the Statement of Operations as income from securities lending (net in the Fund’s financial statements). Information on the investment of cash collateral is shown in the Schedule of Portfolio Investments (in the Fund’s financial statements).

Under the Securities Lending Agency Agreement, Citibank is entitled to a fee equal to 8% of (i) the investment income (net of rebates) on cash collateral delivered to Citibank on the Fund’s behalf in respect of any loans by the Borrowers; and (ii) fees paid by a Borrower with respect to a loan for which non-cash collateral is provided (to the extent that the Funds subsequently authorize Citibank to accept non-cash collateral for securities loans).

Effective immediately, the following disclosure is added at the end of the fourth paragraph in the “DISTRIBUTIONS AND TAX MATTERS — Fund Distributions” section of the Confidential Offering Memorandum Supplement:

The amount of a Fund’s distributions that would otherwise qualify for this favorable tax treatment may be reduced as a result of a Fund’s securities lending activities or high portfolio turnover rate.

In addition, the following disclosure is added at the end of the tenth paragraph in the “DISTRIBUTIONS AND TAX MATTERS — Fund Distributions” section of the Confidential Offering Memorandum Supplement:

The amount eligible for the dividends received deduction may also be reduced as a result of a Fund’s securities lending activities or high portfolio turnover rate.

Effective immediately, the following disclosure is added as the last sentence of the first paragraph in the “DISTRIBUTIONS AND TAX MATTERS — Foreign Taxes” section of the Confidential Offering Memorandum Supplement:

Any foreign taxes withheld on payments made “in lieu of” dividends or interest with respect to loaned securities will not qualify for the pass-through of foreign tax credits to shareholders.

INVESTORS SHOULD RETAIN THIS SUPPLEMENT WITH THE CONFIDENTIAL OFFERING MEMORANDUM SUPPLEMENT FOR FUTURE REFERENCE

PART C: OTHER INFORMATION

Item 23.	Exhibits

Exhibits filed pursuant to Form N-1A:

(a) (1) Certificate of Trust is incorporated by reference to Registrant’s Initial Registration Statement on Form N-1A, SEC File No. 811-21638.

(a) (2) Declaration of Trust, dated September 14, 2004 (amended May 14, 2014). Incorporated herein by reference to Amendment No. 22 to the Registrant’s Registration Statement filed on June 27, 2014.

(a) (3) Schedule A to the Declaration of Trust. Incorporated herein by reference to Amendment No. 12 to Registrant’s Registration Statement filed on June 26, 2009.

(b) (1) By-Laws of JPMorgan Institutional Trust, as Amended and Restated August 20, 2014. Incorporated herein by reference to Amendment No. 23 to the Registrant’s Registration Statement filed on September 15, 2014.

(c) None.

(d) (1) Investment Advisory Agreement between the Registrant and J.P. Morgan Investment Management Inc. is incorporated by reference to Amendment No. 4 to Registrant’s Registration Statement filed on October 28, 2005.

(d) (2) Form of Schedule A to the Investment Advisory Agreement (amended as of May 18, 2016). Incorporated herein by reference to Amendment No. 31 to the Registrant’s Registration Statement filed on June 28, 2016.

(e) Not applicable.

(f) Deferred Compensation Plan for Eligible Trustees of the Trust. Incorporated herein by reference to Amendment No. 22 to the Registrant’s Registration Statement filed on June 27, 2014.

(g) (1) (a) Amended and Restated Global Custody and Fund Accounting Agreement dated September 1, 2010 between JPMorgan Chase Bank, N.A. and the entities named on Schedule A. Incorporated herein by reference to Amendment No. 17 to the Registrant’s Registration Statement filed on January 12, 2011.

(g) (1) (b) Form of Amended Schedule A to the Amended and Restated Global Custody & Fund Accounting Agreement (amended as of August 14, 2018). Incorporated herein by reference to amendment 36 to the Registrant’s Registration Statement filed on September 21, 2018.

(g) (1) (c) Amendment to the Amended and Restated Global Custody & Fund Accounting Agreement, dated December 1, 2013. Incorporated herein by reference to Amendment No. 22 to the Registrant’s Registration Statement filed on June 27, 2014.

(g) (1) (d) Amendment to the Amended and Restated Global Custody & Fund Accounting Agreement, dated September 1, 2014. Incorporated herein by reference to Amendment No. 24 to the Registrant’s Registration Statement filed on December 29, 2014.

(g) (1) (e) Joinder and Amendment, dated December 1, 2015, including Schedule A, to Amended and Restated Global Custody and Fund Accounting Agreement dated September 1, 2004. Incorporated herein by reference to Amendment No. 31 to the Registrant’s Registration Statement filed on June 28, 2016.

(h) (1) Amended and Restated Transfer Agency Agreement between the Trust and Boston Financial Data Services, Inc. (“BFDS”), effective September 1, 2014. Incorporated herein by reference to Amendment No. 24 to the Registrant’s Registration Statement filed on December 29, 2014.

(h)(1)(a) Form of Amended Appendix A, dated as of August 14, 2018, to the Amended and Restated Transfer Agency Agreement between the Trust and Boston Financial Data Services, Inc. (“BFDS”) dated September 1, 2014. Incorporated herein by reference to amendment 36 to the Registrant’s Registration Statement filed on September 21, 2018.

(h) (1) (b) Form of Amendment to Amended and Restated Transfer Agency Agreement between the Trust and BFDS, dated November 11, 2015. Incorporated herein by reference to Amendment No. 31 to the Registrant’s Registration Statement filed on June 28, 2016.

(h) (2) (a) Form of Administration Agreement between the Registrant and JPMorgan Funds Management, Inc. (formerly known as One Group Administrative Services, Inc.) is incorporated by reference to Amendment No. 4 to Registrant’s Registration Statement filed on October 28, 2005.

(h) (2) (b) Schedule A to the Administration Agreement (amended as of June 26, 2009). Incorporated herein by reference to Amendment No. 13 to Registrant’s Registration Statement filed on October 2, 2009.

(h) (2) (c) Amendment dated April 1, 2016, to Administration Agreement. Incorporated herein by reference to Amendment No. 31 to the Registrant’s Registration Statement filed on June 28, 2016.

(h) (3) Placement Agency Agreement between the Registrant and J.P. Morgan Institutional Investments Inc. is incorporated by reference to Amendment No. 4 to Registrant’s Registration Statement filed on October 28, 2005.

(h) (4) Placement Agency Agreement between the Registrant and J.P. Morgan Institutional Investments Inc., dated May 25, 2005, is incorporated by reference to Amendment No. 8 to Registrant’s Registration Statement filed on June 26, 2006.

(h) (5) Global Securities Lending Agency Agreement dated as of October 4, 2018, between Citibank, N.A. and Registrant. To be filed by amendment.

(h) (6) Form of Fee Waiver Agreement, dated June 28, 2018. Incorporated herein by reference to Amendment 35 to the Registrant’s Registration Statement filed on June 28, 2018.

(h)(6)(a) Form of Amendment to Fee Waiver Agreement, dated October 5, 2018. Filed herewith.

(h) (7) Amended and Restated Securities Lending Agency Agreement, effective March 1, 2011, between the Registrant and The Goldman Sachs Bank USA. Incorporated herein by reference to Amendment No. 18 to the Registrant’s Registration Statement filed on June 28, 2011.

(h) (7) (a) Schedule 2, revised February 1, 2012, to the Amended and Restated Securities Lending Agency Agreement between the Registrant and The Goldman Sachs Bank USA. Incorporated herein by reference to Amendment No. 20 to the Registrant’s Registration Statement filed on January 23, 2013.

(h) (7) (b) Schedule A to the Amended and Restated Securities Lending Agency Agreement between the Registrant and The Goldman Sachs Bank USA. Incorporated herein by reference to Amendment No. 20 to the Registrant’s Registration Statement filed on January 23, 2013.

(h) (8) Amended and Restated Third Party Securities Lending Agreement, effective March 1, 2011, between the Registrant, The Goldman Sachs Bank USA, and JPMorgan Chase Bank, N.A. Incorporated herein by reference to Amendment No. 18 to the Registrant’s Registration Statement filed on June 28, 2011.

(i) Not applicable.

(j) Not applicable.

(k) Not applicable.

(l) Not applicable.

(m) Not applicable.

(n) Not applicable.

(o) Reserved.

(p) Codes of Ethics.

(1) Code of Ethics of Trust. Incorporated herein by reference to Amendment No. 31 to the Registrant’s Registration Statement filed on June 28, 2016.

(2) Code of Ethics of JPMAM, including JPMIM, (Effective February 1, 2005, Revised March 31, 2016). Incorporated herein by reference to Amendment No. 31 to the Registrant’s Registration Statement filed on June 28, 2016.

(99) (a) Powers of Attorney for the Trustees. Incorporated herein by reference to Amendment No. 34 to the Registrant’s Registration Statement filed on June 20, 2018.

(99) (b) Power of Attorney for Brian S. Shlissel. Incorporated herein by reference to Amendment No. 34 to the Registrant’s Registration Statement filed on June 20, 2018.

(99) (c) Power of Attorney for Timothy J. Clemens. Incorporated herein by reference to Amendment No. 34 to the Registrant’s Registration Statement filed on June 20, 2018.

(99) (d) Power of Attorney for Stephen Fisher. Incorporated herein by reference to Amendment No. 34 to the Registrant’s Registration Statement filed on June 20, 2018.

Item 24.	Persons Controlled by or Under Common Control with the Registrant

The Registrant is not directly or indirectly controlled by or under common control with any person other than the Trustees. It does not have any subsidiaries.

Item 25.	Indemnification

Article VII, Section 3 of the Trust’s Declaration of Trust provides that, subject to the exceptions and limitations contained in the Trust’s By-Laws: (a) every person who is, has been, or becomes a Trustee or officer of the Trust (hereinafter referred to as a “Covered Person”) shall be indemnified by the Trust to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any proceeding in which he becomes involved as a party or otherwise by virtue of his being or having been a Trustee or officer of the Trust and against amounts paid or incurred by him in the settlement thereof; and (ii) expenses in connection with the defense of any proceeding of the character described in clause (i) above shall be advanced by the Trust to the Covered Person from time to time prior to final disposition of such proceeding to the fullest extent permitted by law.

Article VII, Section 2 of the Trust’s By-Laws provides that subject to the exceptions and limitations contained in Article VII, Section 4 of the By-Laws the Trust shall indemnify its Covered Persons to the fullest extent consistent with state law and the Investment Company Act of 1940, as amended (“1940 Act”). Without limitation of the foregoing, the Trust shall indemnify each person who was or is a party or is threatened to be made a party to any proceedings, by reason of alleged acts or omissions within the scope of his or her service as a Trustee or officer of the Trust, against judgments, fines, penalties, settlements and reasonable expenses (including attorneys’ fees) actually incurred by him or her in connection with such proceeding to the maximum extent consistent with state law and the 1940 Act. Subject to the exceptions and limitations contained in Section 4 of Article VII of the By-Laws, the Trust may, to the fullest extent consistent with law, indemnify each person who is serving or has served at the request of the Trust as a director, officer, partner, trustee, employee, agent or fiduciary of another domestic or foreign corporation, partnership, joint venture, trust, other enterprise or employee benefit plan (“Other Position”) and who was or is a party or is threatened to be made a party to any proceeding by reason of alleged acts or omissions while acting within the scope of his or her service in such Other Position, against judgments, fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by him or her in connection with such proceeding to the maximum extent consistent with state law and the 1940 Act. The indemnification and other rights provided by Article VII of the By-Laws shall continue as to a person who has ceased to be a Trustee or officer of the Trust.

Article VII, Section 4 of the Trust’s By-Laws provides that: (a) the Trust shall not indemnify a Covered Person or agent who shall have been adjudicated by a court or body before which the proceeding was brought (i) to be liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office (collectively, “disabling conduct”) or (ii) not to have acted in good faith in the reasonable belief that his action was in or not opposed to the best interest of the Trust; and (b) the Trust shall not indemnify a Covered Person or agent unless the court or other body before which the proceeding was brought determines that such Trustee, officer or agent did not engage in disabling conduct or, with respect to any proceeding disposed of (whether by settlement, pursuant to a consent decree or otherwise) without an adjudication by the court or other body before which the proceeding was brought, there has been a dismissal of the proceeding by the court or other body before which it was brought for insufficiency of evidence of any disabling conduct with which such a Covered Person or agent has been charged and a determination that such Trustee, officer or agent did not engage in disabling conduct by at least a majority of those Trustees who are neither interested persons of the Trust (as that term is defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding based upon a review of readily available facts (as opposed to a full trial-type inquiry).

Item 26.	Business and Other Connections of the Investment Adviser

See “Management of the Trust” in Part B. Information as to the directors and officers of the Adviser is included in its Form ADV filed with the SEC and is incorporated herein by reference.

Item 27.	Principal Underwriter

Not applicable.

Item 28.	Location of Accounts and Records

All accounts, books, records and documents required pursuant to Section 31(a) of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder are maintained in the physical possession of: JPMorgan Funds Management, Inc. (named One Group Administrative Services, Inc. through February 15, 2005), the Registrant’s administrator, at 1111 Polaris Parkway, Columbus, Ohio 43240 and 270 Park Avenue, New York, New York 10017; JPMorgan Chase Bank, the Registrant’s custodian at 270 Park Avenue, New York, NY 10017; J.P. Morgan Investment Management Inc., the Registrant’s investment adviser, at 270 Park Avenue, New York, NY 10017; Boston Financial Data Services, Inc., the Registrant’s transfer agent, at 2000 Crown Colony, Quincy, MA 02169.

Item 29.	Management Services

None.

Item 30.	Undertakings

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 5th day of October, 2018.

JPMorgan Institutional Trust

By:	BRIAN S. SHISSEL*
Brian S. Shissel
President & Principal Executive Officer

This amendment to the Registration Statement of the Registrant has been signed below by the following persons in the capacities indicated on October 5, 2018.

	JOHN F. FINN*	MARY E. MARTINEZ*
	John F. Finn	Mary E. Martinez
	Trustee	Trustee

	STEPHEN FISHER*	MARILYN MCCOY*
	Stephen Fisher	Marilyn McCoy
	Trustee	Trustee

	MATTHEW GOLDSTEIN*	MITCHELL M. MERIN*
	Matthew Goldstein	Mitchell M. Merin
	Trustee	Trustee

	DENNIS P. HARRINGTON*	ROBERT A. ODEN, JR.*
	Dennis P. Harrington	Robert A. Oden, Jr.
	Trustee	Trustee

	FRANKIE D. HUGHES*	MARIAN U. PARDO*
	Frankie D. Hughes	Marian U. Pardo
	Trustee	Trustee

	RAYMOND KANNER*	JAMES J. SCHONBACHLER*
	Raymond Kanner	James J. Schonbachler
	Trustee	Trustee

	PETER C. MARSHALL	BRIAN S. SHISSEL*
	Peter C. Marshall	Brian S. Shissel
	Trustee	President & Principal Executive Officer

TIMOTHY J. CLEMENS*
Timothy J. Clemens
Treasurer and Principal Financial Officer

* By	/S/ ZACH VONNEGUT-GABOVITCH
Zach Vonnegut-Gabovitch
Attorney-in-fact

Exhibit Index

(h)(6)(a)	Form of Amendment to Fee Waiver Agreement, dated October 5, 2018.